News Release	CONTACTS:

Investors:
Joe Selner, Chief Financial Officer
920-491-7120
Media:
Cindy Moon-Mogush, Corporate Communications
920-431-8034

Associated Banc-Corp declares 29-cent dividend

GREEN BAY, Wis. – October 25, 2006 – The Board of Directors of Associated Banc-Corp (Nasdaq: ASBC) today declared a regular cash dividend of 29 cents per share for the fourth quarter, representing a 7 percent increase over the fourth quarter 2005 dividend.

This makes 2006 the 36th consecutive year of increased dividends for Associated. It is the company’s 147th consecutive cash dividend.

The dividend is payable Nov. 15 to shareholders of record as of Nov. 6.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has more than 320 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.